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                     RODMAN & RENSHAW CAPITAL GROUP, INC.
                            233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312)526-2000

                            _______________________

                      AMENDMENT NO. 1 TO PROXY STATEMENT

                            _______________________

                        Annual Meeting of Stockholders
                              September 24, 1996


     Reference is made to the Proxy Statement for the Annual Meeting of Rodman & Renshaw Capital Group, Inc. to be held on September 24, 1996 (the "Proxy Statement").

     The fourth paragraph of the section entitled "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" on page 15 of the Proxy Statement is hereby restated in its entirety to read as follows:

     On February 9, 1996, the Company also received a letter from Parent whereby Parent agreed to continue to unconditionally support the Company and Rodman for the next year, up to and including March 31, 1997. Such support may include, with previous receipt of requisite approvals from Mexican governmental authorities, infusions of capital, conversion of short-term debt to long-term debt or conversion of short or long-term debt to equity, if required, to continue to sustain Rodman's operations and allow it to maintain the required net capital pursuant to the SEC's Uniform Net Capital Rule 15c3-1. To that end, Parent agreed to provide the Company with a total of $9.5 million in equity capital in March and April, 1996. On March 29, 1996, it provided $5 million, and on April 30, 1996, the remaining $4.5 million, through the purchase by Abaco of 50 and 45 additional shares, respectively, of non-voting preferred stock at a price per share of $100,000. The terms of such shares are identical to those of the preferred stock issued in December 1995, as discussed above. At June 30, 1996, the book value per share of the Company's common stock was approximately $0.60. Full conversion of the Company's preferred stock held by Abaco at such price, assuming only Abaco's exercise of its conversions rights and no exercise of rights by other stockholders in the rights offering, would entail the issuance of approximately 24 million shares of common stock. In the event that such conversion were made at a time when the book value per share of the Company's common stock was less than $0.09, the conversion at $0.09 per share would entail the issuance of approximately 160 million shares of common stock. In the event that the Company's outstanding indebtedness of Confia also were converted, based on the foregoing assumptions such conversion would entail the issuance of an additional 44 million shares of common stock if the book value per share were $0.60 and 295 million shares of common stock if such conversion price were $0.09 per share. Full conversion by Abaco of either the preferred stock or indebtedness as contemplated above would require an amendment to the Company's certificate of incorporation to increase the number of authorized shares of common stock. There can be no assurance that Abaco will convert any preferred stock or indebtedness. In the event that Abaco does elect to make a substantial conversion, the Company and Abaco may consider and agree to a conversion price which is greater than provided by the existing terms for the purpose of reducing the number of shares of common stock which would otherwise be issuable.


                                                          Gilbert R. Ott, Jr.
                                                          Secretary

August 30, 1996